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                                                                 EXHIBIT 4.2


                                       (FIRST)

                                   AMENDMENT TO THE

                                 AMENDED AND RESTATED

                            1994 EQUITY PARTICIPATION PLAN

                                          OF

                                    STROUDS, INC.


          This Amendment to The Amended and Restated 1994 Equity Participation Plan of Strouds, Inc. (the "Amendment") is adopted as of July 6, 1995 by the Board of Directors (the "Board") of Strouds, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware.

                                       RECITALS

          WHEREAS, The Amended and Restated 1994 Equity Participation Plan of Strouds, Inc. (the "Plan") was adopted by the Board of Directors of the Company on September 1, 1994 and approved by the Company's stockholders in October 1994; and

          WHEREAS, the Company now desires to amend the Plan with respect to the requirement that each option shall be evidenced by a written stock option agreement; and

          WHEREAS, the Company now desires to amend the Plan to provide that options granted under the Plan may be evidenced by a certificate containing certain basic terms and conditions of the option.

          NOW, THEREFORE, the Committee hereby declares as follows:

          1.   OPTIONS MAY BE EVIDENCED BY A CERTIFICATE.

          Upon the adoption of this Amendment by the Committee, options granted under the Plan may be evidenced by a certificate containing certain basic terms and conditions of the option. Such certificates may be issued to an optionee after a written stock option agreement between such optionee and the Company has been executed or in lieu of a written stock option agreement.

          2.   ADDITION OF NEW SECTION 1.25.5.

          The following provision shall be added immediately after Section 1.25 as a new Section 1.25.5:

          1.25.5 STOCK OPTION AGREEMENT. "Stock Option Agreement" shall mean a Stock Option Agreement or a certificate as each is defined in Section 4.1.

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          3.   AMENDMENT TO ARTICLE 4.1 OF THE PLAN.

          The first sentence of Article 4.1 shall be amended to read as follows:

          Each Option shall be evidenced by either a written Stock Option Agreement, which shall be executed by the Optionee and an authorized officer of the Company and which shall contain such terms and conditions as the Committee (or the Board, in the case of Options granted to Independent Directors) shall determine, consistent with this Plan, or a certificate which shall be executed by an authorized officer of the Company and which shall contain certain basic terms and conditions of the Option as the Committee (or the Board, in the case of Options granted to Independent Directors shall determine, consistent with this Plan).

          4.   CONTINUING EFFECT OF THE PLAN.

          All other provisions of the Plan shall remain in full force and effect.

          I hereby certify that the foregoing Amendment was duly adopted by the Compensation Committee of the Board of Directors of Strouds, Inc. on July 6, 1995.

          Executed on this 10th day of July, 1995.


                                         /s/ Linda McNamara
                                      --------------------------------
                                         Asst. Secretary


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